Exhibit 10.9

1 Fanatical Place San Antonio, TX 78218
October 30, 2019
Martin Blackburn
RE:    Offer of Employment – Highly Confidential
Dear Martin,
We are very pleased to offer you the role of Managing Director - EMEA. I have enclosed a copy of your Service Agreement, which you will need to sign and return to me at your earliest convenience.
In addition to the remuneration and allowances set out in your Service Agreement, the Company will offer the following:
1.    The Company will recommend to the Executive Committee of the Board of Directors of Inception Topco, Inc. (the “Executive Committee”) a one-time recruiting grant of options to purchase 55,000 shares of Inception Topco, Inc. common stock, at a per share strike price equal to the fair market value of a share of Inception Topco, Inc. common stock on the date of grant, pursuant to the Equity Incentive Plan (the “Equity Award”). The Executive Committee has ultimate authority over this recommended award and would have to issue final approval before it would be granted. The recommended equity award will be presented for review and approval during the month following your first date of employment and would be issued pursuant and subject to the Equity Incentive Plan and a form of agreement for similarly situated employees of the Management Equity Program, which outline the vesting schedule and other terms.
2.    You will be paid a signing bonus of £140,000 within thirty (30) days from the commencement date of your employment (“Commencement Date”), subject to the following claw-back provisions. The bonus is an advance payment that is actually earned over a one-year period. Therefore, entitlement to the bonus is contingent upon your continued employment with the Company through the first anniversary of the Commencement Date. If, prior to the first anniversary of the Commencement Date you resign or your employment is terminated by the Company for “Gross Misconduct” (as defined in the Employee Handbook), you agree that you are legally obligated to and will reimburse Rackspace for the unearned pro rata portion of the signing bonus based on your actual length of employment.
3.    On the first (1st) payroll period occurring after 1 February 2020, you will be paid a lump sum retention bonus of £285,000. Your entitlement to this retention bonus is contingent upon your continued active employment in good standing with the company through 1 February 2020.

Martin Blackburn
October 30, 2019

4.    Your eligibility for an annual sales performance bonus is outlined in your Service Agreement. For the year 2020, your on-target sales performance bonus is £100,000. For the year 2021, your on-target sales performance bonus is £100,000. As stated in your Service Agreement, these potential sales performance bonuses are subjected to sales related objectives to be determined in the reasonable discretion of the Company and subject to the applicable commissions plans.
Finally, I hereby confirm my approval for your continued service on the Board of Directors for Sales-I Ltd and Innovation Group Ltd.
Congratulations on this offer, and we look forward to welcoming you into the Rackspace family soon.

Sincerely,
/s/ Holly B. Windham
Holly B. Windham
Chief Legal & People Officer